Exhibit (a)(5)(Q)

Vale informs on the treatment of financial instruments given by the Brazilian Stock Exchange - B3

Rio de Janeiro, July 7, 2017 — Vale S.A. (Vale) informs that the Brazilian Stock Exchange B3, previously known as BM&FBovespa, released today a press release to inform the market how it will treat options positions, securities lending contracts, forward contracts, index portfolios, and shares posted as collateral to the central counterparty, if the voluntary conversion of Vale’s class A preferred shares (VALE5) into common shares (VALE3) reaches the minimum level required (54.09%).

For information on the treatment, please access the following link http://www.bmfbovespa.com.br/en_us/regulation/circular-letters-and-external-communications/ and click on 040/2017-DP-Circular Letter.

For further information, please contact:

+55-21-3485-3900

Andre Figueiredo: andre.figueiredo@vale.com

Carla Albano Miller: carla.albano@vale.com

Fernando Mascarenhas: fernando.mascarenhas@vale.com

Andrea Gutman: andrea.gutman@vale.com

Bruno Siqueira: bruno.siqueira@vale.com

Claudia Rodrigues: claudia.rodrigues@vale.com

Denise Caruncho: denise.caruncho@vale.com

Mariano Szachtman: mariano.szachtman@vale.com

Renata Capanema: renata.capanema@vale.com

This press release may include statements that present Vale’s expectations about future events or results. All statements, when based upon expectations about the future, involve various risks and uncertainties. Vale cannot guarantee that such statements will prove correct. These risks and uncertainties include factors related to the following: (a) the countries where we operate, especially Brazil and Canada; (b) the global economy; (c) the capital markets; (d) the mining and metals prices and their dependence on global industrial production, which is cyclical by nature; and (e) global competition in the markets in which Vale operates. To obtain further information on factors that may lead to results different from those forecast by Vale, please consult the reports Vale files with the U.S. Securities and Exchange Commission (SEC), the Brazilian Comissão de Valores Mobiliários (CVM), and the French Autorité des Marchés Financiers (AMF), and in particular the factors discussed under “Forward-Looking Statements” and “Risk Factors” in Vale’s annual report on Form 20-F.

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